Exhibit 23.1

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the inclusion of my name and biographical information in the Registration Statement on Form 10 filed by Remora Capital Corporation with the Securities and Exchange Commission on or about May 21, 2025, and in any subsequent amendments and post-effective amendments thereto, as director of Remora Capital Corporation, and to all references to me in that connection.

/s/ Scott Elsworth
Name: Scott Elsworth
Dated: May 21, 2025